EXHIBIT 15


October 25, 2005

To the Board of Directors and Shareholders of Morgan Stanley:

We have made a review, in accordance with standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim financial information of Morgan Stanley and subsidiaries for the periods ended February 28, 2005 and February 29, 2004, and May 31, 2005 and 2004 as indicated in our reports dated April 4, 2005 and July 7, 2005, respectively, (October 12, 2005, as to the effects of discontinued operations and segment classification discussed in Note 22) (which reports included an explanatory paragraph regarding the adoption of Statement of Financial Accounting Standards ("SFAS") No. 123R, "Share-based Payment"); because we did not perform an audit, we expressed no opinion on that information.

Additionally, we have made a review, in accordance with standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim financial information of Morgan Stanley and subsidiaries for the periods ended August 31, 2005 and 2004, as indicated in our report dated October 7, 2005 (which report included an explanatory paragraph regarding the adoption of Statement of Financial Accounting Standards ("SFAS") No. 123R, "Share-based Payment"); because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which are included in your Quarterly Report on Form 10-Q for the quarter ended August 31, 2005 and in your Current Report on Form 8-K filed October 12, 2005 for the quarters ended February 28, 2005 and May 31, 2005, are being incorporated by reference in this Registration Statement on Form S-3 dated October 25, 2005.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statements prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


/s/ Deloitte & Touche LLP
New York, New York